                                                                    EXHIBIT 12.1

                                 ALKERMES, INC.

                             COMPUTATION OF RATIO OF
                            EARNINGS TO FIXED CHARGES

                                 (IN THOUSANDS)

                                                                                                                        Six Months
                                                                         Year Ended March 31,                             Ended
                                                  ------------------------------------------------------------------   ------------
                                                                                                                       September 30,
                                                     1999          2000          2001          2002          2003          2003
                                                  ----------    ----------    ----------    ----------    ----------   ------------
COMPUTATION OF FIXED CHARGES:

Interest expense ..............................   $    2,298    $    3,652    $    9,399    $    8,876    $    9,219    $    3,445
Estimated interest portion of rent expense* ...        1,271         1,567         1,864         2,413         4,389         2,000
Amortization of deferred financing costs ......           --            --           937           937         1,185           682
                                                  ----------    ----------    ----------    ----------    ----------    ----------
Total fixed charges ...........................   $    3,569    $    5,219    $   12,200    $   12,226    $   14,793    $    6,127
                                                  ==========    ==========    ==========    ==========    ==========    ==========

COMPUTATION OF EARNINGS:

Net loss ......................................   $  (48,511)   $  (77,436)   $  (24,137)   $  (61,355)   $ (106,898)   $  (56,792)
Add: fixed charges and deferred financing costs        3,569         5,219        12,200        12,226        14,793         6,127
                                                  ----------    ----------    ----------    ----------    ----------    ----------

Earnings as adjusted ..........................   $  (44,942)   $  (72,217)   $  (11,937)   $  (49,129)   $  (92,105)   $  (50,665)
                                                  ==========    ==========    ==========    ==========    ==========    ==========

Deficiency in earnings required to cover fixed
charges .......................................   $  (48,511)   $  (77,436)   $  (24,137)   $  (61,355)   $ (106,898)   $  (56,792)
                                                  ==========    ==========    ==========    ==========    ==========    ==========


* This amount is the portion of rental expense under operating leases which management of the Company believes to approximate the interest factor (approximately one-third of rental expenses).